Exhibit 99.1

NEWS RELEASE	#19-15

CARBO® Announces Third Quarter 2019 Results

Conference Call Scheduled for Monday, November 11, 10:30 a.m. Central Time

HOUSTON, TX (November 8, 2019) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the third quarter of 2019.

•	Revenue for the third quarter of 2019 of $43.5 million, an increase of 1% sequentially.
•	Cash and cash equivalents and restricted cash of approximately $50.2 million at September 30, 2019 compared to $50.9 at June 30, 2019.
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Following our earlier announcement of a global products marketing agreement with DAKOT, a South African industrial ceramics producer, we have agreed to material terms regarding an initial ownership investment in DAKOT with an option to acquire 100% ownership in the future.

•	Contract signed with INNOVAR AG subsequent to quarter end to produce an Enhanced Efficiency Fertilizer (EEF) product. Currently negotiating contracts with additional agricultural clients.
•	Launched FRACPRO.AI, a real-time frac data visualization platform that enables monitoring and evaluation of well performance.
•	Targeting SG&A cost reductions of approximately 20% in 2020 compared to 2019.
•	Expected elimination of frac sand volumes under current contract to result in the idling of Marshfield manufacturing facility during the fourth quarter of 2019, and related revenue decline.
•	Asset impairment charges of $12.9 million, primarily on US land product distribution centers.

Chairman and CEO Gary Kolstad commented, “The CARBO team continues to demonstrate its resiliency in adjusting to the challenging North American oilfield environment even as activity declines accelerated during the third quarter.  Given these market conditions, including expectations for these headwinds to persist going forward, we continue to be laser focused on initiatives to preserve, and improve, our cash position.  By protecting the balance sheet, we believe we can continue the strategic execution of our transformation strategy to diversify and grow outside of the oilfield.

“In order to accomplish this goal, we will focus on the following: asset dispositions, significant cost reductions, increasing our existing cash-generating businesses and potential modifications to our capital structure.  Several potential dispositions are currently being evaluated and if consummated would improve our net debt position.

“Further operational cost reductions will be sought through negotiations with our suppliers and lessors.  If these negotiations are successful, it should make a significant improvement in our cash outlays in 2020 and beyond.  On the SG&A front, we are targeting SG&A reductions of at least 20% in 2020.

“Given that significant challenges exist across the oilfield industry, we plan to continue building a diversified company that is less dependent on the oil and gas industry, one based on our four key strengths in materials science, manufacturing, technology solutions and the customer experience.  To execute on our transformation strategy, we are taking steps to expand into product platforms that leverage these critical strengths.  The industries we are targeting are large and we believe that our existing manufacturing capacity and product development capabilities will facilitate

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

growth in these markets.  The contract we have recently entered into, and the opportunities in front of us, are related to agriculture products, which we believe provide a solid foundation to build upon.

“Ultimately, we are seeking to create a balanced end-market company portfolio that can minimize the extreme volatility witnessed in the oil and gas industry.  Acquisition targets are currently being evaluated with a focus on companies that have an established technology-based product portfolio, are currently generating EBITDA and with a solid runway for future growth.

“Transformation is never easy but we will continue to execute it with energy, reduce costs wherever we can, and diversify outside the oil and gas industry.  We look forward to delivering further updates as they unfold,” Mr. Kolstad concluded.

Third Quarter 2019 Results

Revenues for the third quarter of $43.5 million increased 1% sequentially, and decreased 19% compared to revenue of $53.8 million in the same period of 2018.  The largest contributors to the year-over-year decrease were the declines in sales of base ceramic products, environmental technologies and services, technology products and services.  These decreases were partially offset by an increase in sand-related revenue, industrial ceramic sales and additional sublease and rental income.  As a result of the adoption of ASC 842 as of January 1, 2019, sublease and rental income was classified within revenues during the three months ended September 30, 2019.  These amounts were classified as a reduction of costs for the same period in 2018.

Operating loss for the third quarter of 2019 was $28.8 million compared to $14.8 million in the same period of 2018, primarily due to impairment charges of $12.9 million of some of our distribution centers and leased assets, combined with the reductions in environmental and technology sales.  Approximately 74% of the operating loss for the third quarter of 2019 consisted of non-cash expenses.

Industrial sector revenue, comprised of industrial ceramic and contract manufacturing, was approximately 9% of consolidated revenue.

Industrial ceramic product sales increased 20% year-on-year. As expected, the Company’s industrial ceramic sales recovered from a large client’s lower activity witnessed during the second quarter of 2019.

Contract manufacturing revenue decreased 40% year-on-year.  Contract manufacturing projects are inherently lumpy at this stage in the Company’s transformation process.  In 2018, approximately three quarters of the entire year’s contract manufacturing revenue was earned in the third quarter of 2018.  In 2019, we are experiencing a better quarterly balance of revenues.  The Company continues to work with clients on their product development and finalizing long term contracts.

Oilfield sector revenue, comprised of base ceramic proppant, sand proppant, technology ceramic products, consulting and software, was approximately 76% of consolidated revenue.

Base ceramic proppant domestic sales continue to decline, while international sales improve.  The consulting and software businesses saw sequential improvement, but year-on-year declines.

Ceramic technology related products experienced growth in KRYPTOSPHERE LD and KRYPTOSPHERE XT, however overall revenue decreased 30% year-on-year primarily related to a decline in KRYPTOSPHERE HD sales offshore.  The Company continues to see delays in its KRYPTOSPHERE HD sales due to operational issues on specific wells in the Gulf of Mexico.  This anticipated work scheduled during the second half of 2019 is now slated for the first quarter of 2020.

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

Regarding the Company’s sand business, we were recently notified that our client’s intention is to no longer purchase any frac sand under our current contract with them.  As a result, the Company is idling operations associated with its sand business during the fourth quarter of 2019.  The Company is currently evaluating alternatives for the sand business.

Environmental sector revenue for the third quarter of 2019 decreased 32% year-on-year, and comprised approximately 15% of consolidated revenue.

Liquidity and Capital Resources

The Company anticipates that cash on hand will be sufficient to meet planned operating expenses and other cash needs for at least one year. The Company’s financial forecasts are based on estimates of customer demand, pricing and other variables, many of which are highly uncertain in the current volatile oilfield operating environment. As a result, there is inherent uncertainty in our forecasts.

Subsequent to September 30, 2019, the Company was notified that its largest frac sand client intends to discontinue purchases of frac sand under its existing contract with the Company.  Given the existing North American oilfield market headwinds, expectations for these headwinds to continue into 2020, and the loss of revenues associated with this sand contract, there is an elevated risk associated with the Company meeting its existing financial forecast and the Company may ultimately conclude it is unable to continue as a going concern in a future period.  To mitigate this risk, the Company intends to pursue the liquidity-enhancing strategies described above. For additional discussion regarding the Company’s liquidity, refer to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 8, 2019.

Technology and Business Highlights

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A major U.S. cast iron consumer packaged product manufacturer selected ACCUCAST ID intermediate-density ceramic casting media for their green sand process to address OSHA permissible exposure limit (PEL) as well as improve end-product quality. This is the first conversion in the United States with a customer using a widely-used vertical green sand molding machine, proving the success of ceramic media in green sand applications.

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During the quarter, ACCUCAST HT, ceramic casting media for high-temperature applications, was commercialized to address customer challenges that require media that can withstand high casting temperatures for longer periods of time, such as steel foundries.  The use of ACCUCAST-HT improves refractory properties and overall product quality for these high temperature applications compared to existing ceramic casting media in the market.

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CARBO has aligned with one of the largest global suppliers of steel forged grinding balls in the mining market to distribute the CARBOGRIND portfolio of ceramic grinding media products.  The first shipment of CARBOGRIND is expected to ship during the fourth quarter of 2019 to a major mining company located in Europe.

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CARBO continues to develop software platforms that allow our clients to utilize the data they have to make faster and more accurate business decisions.  FRACPRO.AI is a service offering that is based upon a cloud-based data warehouse we have designed to store oilfield information, primarily fracture treatment data, that is acquired onsite by FRACPRO software.  Customers can log into the FRACPRO.AI website, pass through security, and see the fracture information in real-time or review previous jobs in graphical and numerical format.  This streamlined data flow, storage and analysis brings value to our customers to improve upon completion techniques and ultimately provide better data-based decisions on field development.

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

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KRYPTOSPHERE XT and KRYPTOSPHERE LD ultra-conductive proppant technology applications continue to grow both domestically and globally.  In the Gulf Coast, an operator successfully deployed the KRYPTOSPHERE XT technology in conjunction with CARBOLITE low-density ceramic proppant under the guidance of a STRATAGEN fracturing advisor.  The success is leading to additional work.  Both KRYPTOSPHERE LD and KRYPTOSPHERE XT have expanded into multiple wells in both the Europe and Asia-Pacific regions.

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CARBOAIR high-transport, ultra low-density ceramic proppant technology continues to expand its gravel pack applications footprint into the San Juan Basin and Gulf Coast.  The product is providing improved pack placement and coverage.

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NANOMITE ceramic microproppant use continued to grow in the Northeast United States, North Rockies and Mid-Continent regions of North America, as well as its first use in Romania.  Leading in with NANOMITE microproppant is yielding easier placement of the main fracture as well as propping open microfractures to improve long-term productivity.

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For several operators in both the South Rockies and Permian, SCALEGUARD scale-inhibiting proppant technology is now being used on all of their wells, with some wells that have now been scale-free for up to three years.  The scale-prevention technology also saw deployments during the quarter in Canada, and moved into the North Sea and West Africa for upcoming treatments in the near future.

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During the quarter, a major Gulf of Mexico operator began using FUSION, a proppant pack consolidation technology that creates a bonded pack with or without closure stress, as they began drilling and completing injection wells again.  Several additional wells are now planned.  Additionally, designs using the technology for pack consolidation have been approved for South America and for a novel application in Alaska, both of which are scheduled to be completed in the fourth quarter of 2019.

Conference Call

As previously announced, a conference call to discuss CARBO’s third quarter results is scheduled for Monday, November 11, 2019 at 10:30 a.m. Central Time (11:30 a.m. Eastern).  CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10135600

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 18, 2019 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10135600.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

CARBO® (NYSE: CRR) is a global technology company that provides products and services to several markets, including oil and gas, industrial, agricultural, and environmental markets to enhance value for its clients.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies – is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost.  CARBO has world class manufacturing expertise.  We bring new products to market faster to meet client demands.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, risks related to our ability to access needed cash and capital, the possibility we conclude that we are not able to continue as a going concern, our ability to implement certain liquidity-enhancing transactions including contemplated asset sales, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In thousands except per share)		(In thousands except per share)
Revenues	$43,505	$53,819	$134,062	$161,175
Cost of sales (exclusive of depreciation and amortization shown below)	41,183	50,514	128,657	152,303
Depreciation and amortization	7,657	8,058	22,371	24,793
Gross loss	(5,335)	(4,753)	(16,966)	(15,921)
SG&A expenses (exclusive of depreciation and amortization shown below)	10,145	10,121	29,961	30,412
Depreciation and amortization	397	625	1,193	1,859
Loss on sale of Russian proppant business	—	—	—	350
Other operating expenses (income)	12,926	(718)	12,944	(777)
Operating loss	(28,803)	(14,781)	(61,064)	(47,765)
Other expense, net	(1,663)	(2,126)	(5,601)	(6,220)
Loss before income taxes	(30,466)	(16,907)	(66,665)	(53,985)
Income tax benefit	(1,038)	(171)	(1,038)	(164)
Net loss	$(29,428)	$(16,736)	$(65,627)	$(53,821)
Loss per share:
Basic	$(1.03)	$(0.62)	$(2.32)	$(2.00)
Diluted	$(1.03)	$(0.62)	$(2.32)	$(2.00)
Average shares outstanding:
Basic	28,643	27,169	28,245	26,964
Diluted	28,643	27,169	28,245	26,964

Disaggregated Revenue	Three Months Ended		Nine Months Ended
(in thousands)	September 30		September 30
	2019	2018	2019	2018
Oilfield and Industrial Technologies and Services Segment
Technology products and services	$9,540	$12,922	$25,155	$35,578
Industrial products and services	4,046	4,153	11,914	10,714
Base ceramic and sand proppants	22,911	27,520	72,521	90,558
Sublease and rental income	777	—	3,684	—
	37,274	44,595	113,274	136,850
Environmental Technologies and Services Segment	6,231	9,224	20,788	24,325
	$43,505	$53,819	$134,062	$161,175

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

(Loss) income before income taxes	Three Months Ended		Nine Months Ended
(in thousands)	September 30		September 30
	2019	2018	2019	2018
Oilfield and Industrial Technologies and Services Segment	$(30,545)	$(17,904)	$(67,314)	$(56,217)
Environmental Technologies and Services Segment	79	997	649	2,232
	$(30,466)	$(16,907)	$(66,665)	$(53,985)

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2019	2018	2019	2018
Net loss	$(29,428)	$(16,736)	$(65,627)	$(53,821)
Interest expense, net	1,700	2,292	6,064	6,393
Income tax benefit	(1,038)	(171)	(1,038)	(164)
Depreciation and amortization	8,054	8,683	23,564	26,652
EBITDA	$(20,712)	$(5,932)	$(37,037)	$(20,940)
Loss (gain) on disposal or impairment of assets	12,930	(1,038)	12,948	(1,097)
Loss on sale of Russian proppant business	—	—	—	350
Other charges	30	1,048	399	1,390
Gain on derivative instruments	—	(217)	—	(847)
Adjusted EBITDA	$(7,752)	$(6,139)	$(23,690)	$(21,144)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

CARBO Ceramics Third Quarter 2019 Earnings Release

November 8, 2019

Balance Sheet Information

	September 30,	December 31,
	2019	2018
	(in thousands)
Assets
Cash and cash equivalents	$39,865	$72,752
Restricted cash (current)	1,200	1,725
Other current assets	87,322	106,780
Restricted cash (long-term)	9,159	8,840
Property, plant and equipment, net	240,561	273,619
Goodwill	3,500	3,500
Operating lease right-of-use assets	45,241	—
Intangible and other assets, net	11,799	7,150
Total assets	$438,647	$474,366
Liabilities and Shareholders’ Equity
Notes payable, related parties (current)	$—	$27,040
Long-term debt (current)	—	15,733
Operating lease liabilities (current)	11,522	—
Other current liabilities	36,816	37,782
Deferred income taxes	1,220	1,114
Long-term debt	62,236	45,650
Noncurrent operating lease liabilities	45,916	—
Other long-term liabilities	3,686	10,764
Shareholders’ equity	277,251	336,283
Total liabilities and shareholders’ equity	$438,647	$474,366

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